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                      THE RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT
             APPROVAL OF PLAN OF RESTRUCTURING WITH RYDEX VARIABLE TRUST



VOTED: That the Restructuring of the Separate Account into the Rydex Variable Trust be, and it hereby is, approved subject to such changes as the officers of the Separate Account, in consultation with counsel to the Separate Account, deem necessary and appropriate.

VOTED: That the proper officers of the Separate Account be, and hereby are, authorized and directed to sign the Agreement and Plan of Restructuring and Liquidation substantially in the form presented at this meeting.